Morgan Stanley Institutional Fund Trust -
Mid Cap Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 Renren Inc.
Purchase/Trade Date:	5/4/2011
Size of Offering/shares:  53,100,000 shares
Offering Price of Shares: $14.000
Amount of Shares Purchased by Fund: 532,409 shares
Percentage of Offering Purchased by Fund: 1.003
Percentage of Fund's Total Assets: 0.10
Brokers: Morgan Stanley, Deutsche Bank Securities, Credit
Suisse, Jeffries, Oppenheimer & Co., BofA Merrill Lynch,
Pacific Coast Securities
Purchased from:  Deutsche Bank Securities

Securities Purchased:	Linkedin Corp.
Purchase/Trade Date:	5/18/2011
Size of Offering/shares: 7,840,000 shares
Offering Price of Shares: $45.000
Amount of Shares Purchased by Fund: 249,814 shares
Percentage of Offering Purchased by Fund: 3.186
Percentage of Fund's Total Assets: 0.14
Brokers: Morgan Stanley, BofA Merrill Lynch, JP Morgan,
Allen & Company LLC, UBS Investment Bank
Purchased from:  JP Morgan

Securities Purchased:	Yandex NV
Purchase/Trade Date:	5/24/2011
Size of Offering/shares: 52,174,088 shares
Offering Price of Shares: $25.000
Amount of Shares Purchased by Fund:  646,100
Percentage of Offering Purchased by Fund: 1.238
Percentage of Fund's Total Assets: 0.21
Brokers: Morgan Stanley, Deutsche Bank Securities, Goldman,
Sachs & Co., Piper Jaffray, Pacific Crest Securities
Purchased from:  Deutsche Bank Securities

Securities Purchased:	Dunkin' Brands Group Inc.
Purchase/Trade Date:	7/27/11
Size of Offering/shares: 22,250,000 shares
Offering Price of Shares: $19.00
Amount of Shares Purchased by Fund:  159,135
Percentage of Offering Purchased by Fund: 0.715
Percentage of Fund's Total Assets: 0.04
Brokers:  JPMorgan, Barclays Capital, Morgan Stanley, BofA
Merrill Lynch, Goldman, Sachs & Co., Baird, Stifel Nicolaus
Weisel, William Blair & Company, Wells Fargo Securities,
Raymond James, Moelis & Company, SMBC Nikko, Ramirez & Co.,
Inc., The Williams Capital Group, L.P.
Purchased from:  Barclays Capital